Pricing Supplement No. 2118BK To product supplement BK dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated July 29, 2014; Rule 424(b)(2)
Deutsche Bank AG
$875,000 Phoenix Autocallable Securities Linked to the Common Stock of Ocwen Financial Corporation due February 3, 2016
General
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The securities are linked to the performance of the common stock of Ocwen Financial Corporation (the “Underlying”) and may pay a Contingent Coupon on a quarterly basis at a rate of 10.00% per annum. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Price of the Underlying on the applicable quarterly Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be payable with respect to that Observation Date.

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The securities will be automatically called if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date. However, if the securities are not automatically called and the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. Any payment on the securities, including the Contingent Coupon payments and payment upon an Automatic Call or at maturity, is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 3, 2016
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on July 29, 2014 (the “Trade Date”) and are expected to settle on July 31, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	Common stock of Ocwen Financial Corporation (Ticker: OCN)
Contingent Coupon:
•      If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.
•      If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and you will not be entitled to receive any payment on the related Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments accrued at the Coupon Rate of 10.00% per annum.

Coupon Barrier:	$19.87, equal to 56.50% of the Initial Price
Observation Dates†:	Quarterly on the dates set forth in the table below.
Coupon Payment Dates††:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Coupon Rate:	The Coupon Rate is 10.00% per annum. The table below sets forth each Observation Date, expected Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
	Observation Date††	Expected Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	October 29, 2014	November 3, 2014	$25.00
	January 29, 2015	February 3, 2015	$25.00
	April 29, 2015	May 5, 2015	$25.00
	July 29, 2015	August 3, 2015	$25.00
	October 29, 2015	November 3, 2015	$25.00
	January 29, 2016 (Final Valuation Date)	February 3, 2016 (Maturity Date)	$25.00
Automatic Call:
The securities will be automatically called by the Issuer if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $969.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$10.00	$990.00
Total	$875,000.00	$8,750.00	$866,250.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$875,000.00	$112.70
Deutsche Bank Securities
July 29, 2014

(Key Terms continued from previous page)
Call Settlement Dates:	The third business day following the applicable Observation Date. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Final Valuation Date:

•      If the Final Price is greater than or equal to the Trigger Price, you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

• If the Final Price is less than the Trigger Price, you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the Maturity Date, calculated as follows:
$1,000 + $1,000 x Underlying Return

If the securities are not automatically called, and the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment.  Any payment at maturity is subject to the credit of the Issuer.

Underlying Return:	The Underlying Return will be calculated as follows:
Final Price – Initial Price
Initial Price
The Underlying Return may be positive, zero or negative.
Trigger Price:	$19.87, equal to 56.50% of the Initial Price
Initial Price:	$35.17, equal to the Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor:
Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying.  See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement

Trade Date:	July 29, 2014
Settlement Date:	July 31, 2014
Final Valuation Date†:	January 29, 2016
Maturity Date†:	February 3, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152RMW0 / US25152RMW06
† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon) upon an Automatic Call on each Observation Date.

Observation Date	Expected Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount of Securities)
October 29, 2014	November 3, 2014	$1,000.00
January 29, 2015	February 3, 2015	$1,000.00
April 29, 2015	May 5, 2015	$1,000.00
July 29, 2015	August 3, 2015	$1,000.00
October 29, 2015	November 3, 2015	$1,000.00
January 29, 2016 (Final Valuation Date)	February 3, 2016 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to $1,000 plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below reflect the Coupon Barrier of 56.50% of the Initial Price, the Trigger Price of 56.50% of the Initial Price and the Coupon Rate of 10.00% per annum. The actual Initial Price, Coupon Barrier and Trigger Price are set forth on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Underlying Return (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
0.00%	N/A	N/A
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-43.50%	$1,000.00	0.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price is greater than or equal to the Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated.

Example 1: The Closing Price of the Underlying is 110.00% of the Initial Price on the first Observation Date. Because the Closing Price of the Underlying on the first Observation Date is greater than the Initial Price, the securities are automatically called on the first Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date is greater than the Coupon Barrier (56.50% of the Initial Price), the investor will receive the Contingent Coupon on the first Coupon Payment Date. As a result, the investor will receive a total of $1,025.00 per $1,000 Face Amount of securities, resulting in a total return of 2.50% over the term of the securities.

Example 2: The Closing Prices of the Underlying are 90.00%, 50.00% and 105.00% of the Initial Price on the first, second and third Observation Dates. Because the Closing Price of the Underlying on the third Observation Date is greater than the Initial Price, the securities are automatically called on the third Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the first and third Observation Dates are greater than the Coupon Barrier (56.50% of the Initial Price) and the Closing Price on the second Observation Date is less than the Coupon Barrier, the investor will receive the Contingent Coupon on the first Coupon Payment Date and the Call Settlement Date, but not on the second Coupon Payment Date. As a result, the investor will receive a total of $1,050.00 per $1,000 Face Amount of securities, resulting in a total return of 5.00% over the term of the securities.

Example 3: The Closing Prices of the Underlying are 95.00%, 55.00%, 90.00%, 50.00%, 50.00% and 105.00% of the Initial Price on the first, second, third, fourth, fifth and final Observation Dates. Because the Closing Price of the Underlying on the final Observation Date is greater than the Initial Price, the securities are automatically called on the final Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the first, third and final Observation Dates are greater than the Coupon Barrier (56.50% of the Initial Price) and the Closing Prices of the Underlying on the second, fourth and fifth Observation Dates are less than the Coupon Barrier, the investor will receive the Contingent Coupon on the first and third Coupon Payment Dates and the Maturity Date, but not on the second, fourth and fifth Coupon Payment Dates. As a result, the investor will receive a total of $1,075.00 per $1,000 Face Amount of securities, resulting in a total return of 7.50% over the term of the securities.

Example 4: The Closing Prices of the Underlying are 50.00%, 45.00%, 90.00%, 55.00%, 50.00% and 65.00% of the Initial Price on the first, second, third, fourth, fifth and final Observation Dates. Because the Closing Price of the Underlying on the final Observation Date is less than the Initial Price, the securities are not automatically called on the final Observation Date. Because the Final Price is greater than the Trigger Price (56.50% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the third and final Observation Dates are greater than or equal to the Coupon Barrier (56.50% of the Initial Price) and the Closing Prices of the Underlying on the first, second, fourth and fifth Observation Dates are less than the Coupon Barrier, the investor will receive the Contingent Coupon on the third Coupon Payment Date and the Maturity Date, but not on the first, second, fourth and fifth Coupon Payment Dates. As a result, the investor will receive a total of $1,050.00 per $1,000 Face Amount of securities, resulting in a total return of 5.00% over the term of the securities.

Example 5: The Closing Prices of the Underlying are 55.00%, 50.00%, 40.00%, 45.00%, 50.00% and 40.00% of the Initial Price on the first, second, third, fourth, fifth and final Observation Dates. Because the Closing Price of the Underlying on the final Observation Date is less than the Initial Price, the securities are not automatically called on the final Observation Date. Because the Final Price is less than the Trigger Price (56.50% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + $1,000 x Underlying Return
$1,000 + $1,000 x -60.00% = $400.00

Because the Closing Prices of the Underlying on all of the Observation Dates are less than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $400.00 per $1,000 Face Amount of securities, resulting in a loss of 60.00% on the securities.

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 10.00% per annum only if the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Price of the Underlying will be less than the Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of your initial investment if the securities are not automatically called and the Final Price is less than the Trigger Price. Because the securities are our senior unsecured obligations, any payment on the securities, including the Contingent Coupon payments and payment upon an Automatic Call or at maturity, is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately eighteen months, the securities will be automatically called before maturity if the Closing Price of the Underlying is greater than or equal to the Initial Price on any Observation Date, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.  No Contingent Coupon will accrue or be payable following the Call Settlement Date.

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CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupon payments, if any, will be made on the securities in arrears on the relevant quarterly Coupon Payment Dates, unless the Closing Price of the Underlying on the relevant Observation Date is less than the Coupon Barrier.

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RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The securities are linked to the performance of the common stock of Ocwen Financial Corporation (the “Underlying”). For more information on the Underlying, please see “The Underlying” in this pricing supplement.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date so long as the Final Price is greater than or equal to the Trigger Price. However, if the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Because the securities are our senior unsecured obligations, any payment on the securities, including the Contingent Coupon payments and payment upon an Automatic Call or at maturity, is subject to the credit of the Issuer.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY APPRECIATION OF THE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid

Contingent Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or at maturity will be $1,000 per $1,000 Face Amount of securities (excluding any Contingent Coupon), regardless of any appreciation of the Underlying, which may be significant.

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NO CONTINGENT COUPON WILL ACCRUE OR BE PAYABLE IN ANY PERIOD IN WHICH THE CLOSING PRICE OF THE UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN THE COUPON BARRIER — If the Closing Price of the Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier. If the Closing Price of the Underlying is below the Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the price of the Underlying tends to be lower than the Trigger Price.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlying. For instance, you will not participate in any potential appreciation in the price of the Underlying, which could be significant, even though at maturity you may be exposed to the full decline in the price of the Underlying from the Initial Price to the Final Price.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your securities.

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ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” in this pricing supplement and the issuer’s SEC filings referred to in that section.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE UNDERLYING — The issuer of the Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of the securities pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuer of the Underlying, including any corporate actions of the type that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your securities. The issuer of the Underlying has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuer of the Underlying.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER'S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer's estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer's estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer's estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. We and our affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade or sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the Underlying;

•	the time remaining to maturity of the securities;

•	the dividend rate on the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or its affiliates expects to conduct trading and hedging activities for us in connection with the securities, DBSI or its affiliates will likely profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, the amount that we will pay you upon an Automatic Call or at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor upon the  occurrence of certain corporate events. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included in the following section is a brief description of the issuer of the Underlying. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Ocwen Financial Corporation

According to publicly available information, Ocwen Financial Corporation is a mortgage company in the United States. Information filed by Ocwen Financial Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13219, or its CIK Code: 0000873860. The common stock of Ocwen Financial Corporation is traded on the New York Stock Exchange under the symbol “OCN.”

Historical Information

The following graph sets forth the historical performances of the common stock of Ocwen Financial Corporation based on its daily closing price from July 24, 2009 through July 24, 2014. The closing price of the common stock of Ocwen Financial Corporation on July 29, 2014 was $35.17. The graph shows the Coupon Barrier and Trigger Price of $19.87, equal to 56.50% of $35.17, which was the closing price of the common stock of Ocwen Financial Corporation on July 29, 2014. We obtained the historical closing prices of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 0.10% or $10.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.